Exhibit 99.2

 NEWS RELEASE
FOR IMMEDIATE RELEASE

 Parkway Acquisition Corp Announces
New Stock Repurchase Plan

Company Release – 1/22/2019

FLOYD, VA., January 22, 2019/PRNewswire/ -- Parkway Acquisition Corp. ("Parkway") (OTCQX: PKKW), the parent company of Skyline National Bank, today announced that its Board of Directors has approved a stock repurchase plan.  The Board of Directors has authorized an initial repurchase of up to 200,000 shares of its common stock from time to time for a period of two years ending January 2021.

Parkway intends to purchase shares periodically through privately negotiated transactions or in the open market in accordance with Securities and Exchange Commission rules.  The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions.

About Parkway Acquisition Corp. & Skyline National Bank

Parkway Acquisition Corp. is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Skyline National Bank.  Skyline National Bank is a community bank, headquartered in Independence, Virginia. Skyline National Bank has 20 branches and four loan production offices, and provides a highly competitive suite of personal and business banking products and services to customers in southwestern Virginia and northwestern North Carolina.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These include statements regarding future plans, strategies, results or expectations that are not historical facts, and are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Parkway intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. These statements are based on certain assumptions, and Parkway's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Parkway include, but are not limited to disruptions to customer and employee relationships and business operations caused by the merger with Great State Bank; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected time frame, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in Parkway's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2017. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Parkway assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this report.

Contact:  Blake Edwards, 276-773-2811

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